                         As filed with the Securities and Exchange Commission on
                                   December 23, 1996, Registration No. 333-18287
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 ---------------
                                Amendment No. 1
                                      to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------


                            CENTER BANKS INCORPORATED
             (Exact name of Registrant as specified in its charter)

        Delaware                              33 East Genesee Street                 16-1368745
 (State or jurisdiction of                  Skaneateles, New York 13152          (I.R.S. Employer
 incorporation or organization)                   (315) 685-2265                 Identification No.)
                                       (Address, including zip code, and
                                   telephone number, including area code, of
                                   Registrant's principal executive offices)

                                             --------------------

                               Gary L. Karl, Esq.
                             Harter, Secrest & Emery
                             431 East Fayette Street
                            Syracuse, New York 13202
                                 (315) 474-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------


        Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                   CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                     Proposed            Proposed
                                                                     Maximum              Maximum           Amount of
                                              Amount To Be        Offering Price         Aggregate         Registration
    Title of Shares to be Registered           Registered          Per Share(1)      Offering Price(1)         Fee
---------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value $.01 per share        75,000               $16.25           $1,218,750.00          $369.32
===========================================================================================================================

     (1)Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 and based upon the high and low prices of the shares of the Registrant's common stock, par value $.01 per share ("Common Stock"), as reported on the NASDAQ National Market System on December 17, 1996.


        Pursuant to Rule 416(a), there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends, or similar transactions.


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses of the Registrant in connection with the sale and distribution of the Common Stock being registered. All amounts shown are estimates, except the Commission's registration fee.

            Commission registration fee                         $   369.32
            Fees and expenses of the Plan Administrator         $ 1,000.00
            Printing and mailing expenses                       $ 3,000.00
            Fees and expenses of Registrant's counsel           $ 6,000.00
            Accounting and related expenses                     $ 6,000.00
            Miscellaneous                                       $ 2,000.00

            Total                                               $18,369.32


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

        In accordance with Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware, which allow corporations to indemnify and eliminate personal liability for officers and directors, respectively, the Registrant's Certificate of Incorporation and By-laws provide, respectively, as follows:

Certificate of Incorporation
----------------------------

        Article 6 of the Registrant's Certificate of Incorporation provides, in part, that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of Delaware for approval of an unlawful dividend or an unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of the foregoing by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Registrant for acts or omissions occurring prior to the effective date of such repeal or modification.

By-laws
-------

        Article IX of the Registrant's By-laws reads as follows:

        Section 1. Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation. Subject to Section 3 of this
Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than any action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, and any appeal therein, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation or against amounts paid in settlement unless and only to the extent that there is a determination (as set forth in Section 3 of this Article IX) that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

        Section 3. Authorization of Indemnification. Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because such director, officer, trustee, employee or agent has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article IX and, if applicable, is fairly and reasonably entitled to indemnity as set forth in the proviso in Section 2 of this Article IX, as the case may be. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders. To the extent, however, that a director, officer, trustee, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case. No director, officer, trustee, employee or agent of the Corporation shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire board of directors.

        Section 4. Good Faith Defined. For purposes of any determination under
Section 3 of this Article IX a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any association, partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Sections 1 or 2 of this Article IX as the case may be.

        Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article IX and notwithstanding the absence of any determination thereunder, any director, officer, trustee, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article IX. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 and 2 of this Article IX, as the case may be. Notice of any application for indemnification pursuant to this Section S shall be given to the Corporation promptly upon the filing of such application. Notwithstanding any of the foregoing, unless otherwise required by law, no director, officer, trustee, employee or agent of the Corporation shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire board of directors.

        Section 6. Expenses Payable in Advance. Expenses incurred in connection with a threatened or pending action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee or agent to repay such amount if it shall be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX.

        Section 7. Contract, Non-exclusivity and Survival of Indemnification. The indemnification provided by this Article IX shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in such capacity at any time while this Article IX is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. Further, the indemnification and advancement of expenses provided by this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any certificate of incorporation, bylaw, agreement, contract, vote of shareholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to the limitation in Section 3 of this Article IX concerning voluntary initiation of actions, suits or proceedings, indemnification of the persons specified in Sections 1 and 2 of this Article IX shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this Article IX but whom the Corporation has the power or obligation to indemnify under the provisions of the law of the State of Delaware. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article IX.

        Section 9. Meaning of "Corporation" for Purposes of Article IX. For purposes of this Article IX references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

General Effect
--------------

        The general effect of the aforementioned provisions of the Registrant's Certificate of Incorporation and By-laws is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages in the event of a breach of fiduciary duty as a director (including breach of duty in the case of negligent or grossly negligent behavior) except in situations as described above. The aforementioned provisions will not affect the availability of injunctive relief against directors of the Registrant (although such relief may not always be available as a practical matter) nor will it limit directors' liability for violations of the federal securities laws.

ITEM 16.   LIST OF EXHIBITS

EXHIBIT 1 - UNDERWRITING AGREEMENT

        Not applicable

EXHIBIT 2 - PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR
            SUCCESSION

        Not applicable

EXHIBIT 4 - INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
            INDENTURES

        4.1 Specimen Certificate representing the Common Stock of the
Registrant.

        4.2 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's 1990 Form 10-K filed with the Commission on April 1, 1991).

        4.3 Certificate of Amendment of Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's 1994 Form 10-K filed with the Commission on March 31, 1994).

        4.4 By-laws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant's 1994 Form 10-K filed with the Commission on March 31, 1994).

EXHIBIT 5 - OPINION RE: LEGALITY

      5.1 Opinion of Harter, Secrest & Emery

EXHIBIT 8 - OPINION RE: TAX MATTERS

      Not applicable

EXHIBIT 12 - STATEMENTS RE: COMPUTATION OF RATIOS

      Not applicable

EXHIBIT 15 - LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

      Not applicable

EXHIBIT 23 - CONSENTS OF EXPERTS AND COUNSEL

      23.1 Consents of KPMG Peat Marwick LLP*

      23.2 Consent of Harter, Secrest & Emery (filed as Exhibit 5.1 to this Registration Statement)

EXHIBIT 24 - POWER OF ATTORNEY

      Not applicable

EXHIBIT 25 - STATEMENT OF ELIGIBILITY OF TRUSTEE

      Not applicable

EXHIBIT 26 - INVITATIONS FOR COMPETITIVE BIDS

      Not applicable

--------
*Exhibit filed herewith
                                      II-5

EXHIBIT 27 - FINANCIAL DATA SCHEDULE

      Not applicable

EXHIBIT 99 - ADDITIONAL EXHIBITS

      99.1 Form of Authorization Card























--------
*Exhibit filed herewith

ITEM 17. UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes (subject to the proviso contained in Item 512(a) of Regulation S-K):

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Syracuse, State of New York, on December 17, 1996.

                                           CENTER BANKS INCORPORATED


                                           By: /s/ John P. Driscoll
                                               ---------------------------------
                                           John P. Driscoll
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURE                          TITLE                       DATE



 /s/ John P. Driscoll            Chairman of the Board of              December 17, 1996
-------------------------------  Directors, President and Chief
John P Driscoll                  Executive Officer (Principal
                                 Executive Officer)

 /s/ J. Daniel Mohr              Chief Financial Officer and           December 17, 1996
-------------------------------  Treasurer (Principal Financial
J. Daniel Mohr                   Officer and Principal
                                 Accounting Officer)

 /s/ Clifford C. Abrams          Director                              December 17, 1996
-------------------------------
Clifford C. Abrams

 /s/ Israel Berkman              Director                              December 17, 1996
-------------------------------
Israel Berkman

                                 Director
-------------------------------
David E. Blackwell

 /s/ Walter D. Copeland          Director                              December 17, 1996
-------------------------------
Walter D. Copeland

 /s/ Carl W. Gerst               Director                              December 17, 1996
-------------------------------
Carl W. Gerst


[S]                                     [C]                  [C]

 /s/ John Bernard Henry                  Director            December 17, 1996
---------------------------------------
John Bernard Henry

 /s/ Ann G. Higbee                       Director            December 17, 1996
---------------------------------------
Ann G. Higbee

                                         Director
---------------------------------------
Bruce H. Leslie

 /s/ Howard J. Miller                    Director            December 17, 1996
---------------------------------------
Howard J. Miller

 /s/ Raymond C. Traver, Jr.              Director            December 17, 1996
---------------------------------------
Raymond C. Traver, Jr., M.D.

 /s/ Ann E. O'Connor                     Director            December 17, 1996
---------------------------------------
Anne E. O'Connor